Comstock Mining Announces Strategic Mining Joint Venture
Tonogold Plans $20 million Investment for Lucerne Mine Development

Virginia City, NV (October 5, 2017) Comstock Mining Inc. (the “Company” or “Comstock”) (NYSE American: LODE) announced today that it has entered into an Option Agreement (the “Agreement’) for a mining joint venture on the permitted, Lucerne Mine Project (the “Lucerne”), with Tonogold Resources, Inc. (“Tonogold”) (OTCMKTS: TNGL).

Strategic Option and Joint Venture Highlights

•	Accelerates drilling and development activities of $1 million in the first six months;

•	Provides potentially $2.2 million to Comstock; $0.2 million immediately and another $2 million within 6-months, in the event that Tonogold elects to extend the option;

•	Subsidizes approximately $1.2 million in annual operating expenses of the Company;

•	Invests $20 million in engineering, drilling, development and test-work towards completing a technical and economic feasibility assessment and re-commencing production in Lucerne;

◦	Requires $7 million of investment in the first 18 months;

◦	Requires $13 million in the second 18 months, or $20 million cumulatively over 3 years;

◦	Establishes a technical oversight committee of mining professionals for these activities;

•	Enables an “earn-in” of 51% of the Lucerne properties when all prerequisites are completed; and

•	Grants a second option to acquire 51% of the Lucerne Mine infrastructure, including the American Flat property, plant and equipment for an additional $25 million.

Under the Agreement, when Tonogold completes its $20 million investment, and other related prerequisites, for the evaluation and mine development for Lucerne’s economic feasibility and mine production plans, Tonogold and Comstock would then effect a joint venture for the future mining of mineral resources on the Lucerne. The Agreement also provides up to $2.2 million in direct funding for Comstock and approximately $1.2 million per annum in subsidized costs.

By electing to enter the second phase of the arrangement, in addition to paying Comstock $2 million, Tonogold is required to spend a total of $7 million during the next 18-month period in order to enter the third phase. In the third and final phase of the earn-in period, Tonogold is required to invest an additional $13 million (cumulative investments of $20 million) with the goal of completing an assessment that includes a commercially viable mine plan, mine economics and production schedules.

When all obligations are met, Tonogold will have earned a 51% interest in the entity that owns the Lucerne mine properties. In addition, Tonogold is granted an option under the Agreement to acquire 51% of the Lucerne Mine infrastructure, including the American Flat property, plant and equipment, for an additional $25 million. If Tonogold does not elect to extend the option beyond the initial 6-months, it will be required to make a further payment to Comstock equal to $1 million less actual costs incurred on the Lucerne Properties during the initial 6-month period.

Mr. Corrado De Gasperis, Executive Chairman and CEO of the Company said, “We have been extremely diligent in establishing our first collaborative agreement with a strategic mining partner with strong technical expertise and well-aligned incentives to advance Lucerne back into production. The agreement immediately accelerates the evaluation, drilling and development activities, without share dilution, while lowering our annual costs by over one-third.”

The evaluation program is currently directed at producing a robust resource model for Lucerne as well as assessing a series of geological targets in the Silver City Branch of the Comstock Lode, including the Succor vein systems, the historic Woodville Bonanza system and the PQ target. These initial targets represent the core of a broader geological corridor. Previous surface drilling in the area suggest more than 1,000 feet of mineralized strike in the Succor zone, lying generally adjacent to and below the Lucerne Cut, with good potential to yield high-grade gold and silver. The 1,000-foot plus Succor Vein Target has an average true width of 15 feet and an average dip of 65 degrees. The structure has reported historic mining grades of approximately 0.54 ounces per ton of “recovered” gold per ton and is open to the east and at depth, along the entire structure. The nearby Woodville Bonanza structure includes the same supporting historical mappings with reported historic mining grades of 0.749 ounces of gold per ton. The Woodville has significant current drill data including 116 intercepts of at least 10 feet, grading over 0.22 ounces per ton gold and 1.59 ounces per ton silver.

Mr. Mark Ashley, CEO of Tonogold commented, “Comstock Mining has done an excellent job consolidating an historic, world-class mining district and then entitling it for productive development. We see an opportunity to develop a significant, profitable and sustainable operation within the next three years.”

Tonogold is a U.S.-based mining company that is focused on advanced exploration properties in Nevada and Mexico. Tonogold’s team of proven and successful mining executives and investors are working to build a portfolio of mineral properties that will give its investors a leveraged exposure to gold, silver and other minerals and metals allowing them to benefit from its exploration, mining and financial expertise.

Mr. De Gasperis, concluded, “We understand the Lucerne resource much better since mining and processing over the past 5 years, including excellent metallurgical yields. This venture will focus on developing a sustainably profitable mine from a smaller, higher-grade resource than previously targeted. We feel the potential of Lucerne depends on this type of technical collaboration, with the right partner and capital to enable it. Ultimately, plans to invest almost $50 million for 51% speak for themselves.”

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The Company will host a conference call on Thursday, October 5, 2017 at 8:00 a.m. Pacific Time/ 11:00 a.m. Eastern Time to discuss the details of this joint venture. The live call will include a moderated Q&A, after the prepared remarks.  The dial-in telephone numbers for the live audio are as follows:

North American Toll Free: 866-253-4737; Conference ID: 2970069
International: +1 416-849-2693; Conference ID: 2970069

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; profitability; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; production of feasibility studies, technical reports or other findings related to estimated mineralization; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures (by the Company or other parties) and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, sustainability, production slowdowns, suspension or termination, business process, rationalization and other operational initiatives; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales, equity dilution, and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light

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of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any other securities of the Company.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
http://www.comstockmining.com

Corrado De Gasperis		Zach Spencer
President & CEO		Director of External Relations
Tel (775) 847-4755		Tel (775) 847-5272 ext. 151
degasperis@comstockmining.com		questions@comstockmining.com

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